_________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2014

START SCIENTIFIC, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52227	20-4910418
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

515 Congress Avenue, Suite 2060 Austin, Texas	78701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 816-2570

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

On June 20, 2014, the Company appointed David Kovacs as President. A summary of Mr. Kovacs’s business experience and background is as follows:

David Kovacs. Mr. Kovacs, age 31, is presently a Director for Vivakor (OTCPK:VIVK) since March 1, 2014 and on the Board of Directors for CMGO (OTCBB:CMGO) since January 15th 2014. Mr. Kovacs was recently appointed on June 1, 2014, the managing director of strategic development for Breitling Energy Corporation (OTCBB:BECC). Mr. Kovacs is also the head of Investment Banking, Private Equity, and Research for the Americas, for Fitch Learning (Fitch Ratings), a position he has held since September 2012. Prior to Fitch, from September 2007 to April 2012, Mr. Kovacs was a Managing Director at The Hinduja Group, one of the largest diversified finance groups in the world with over $50 billion under management, where he spearheaded the group's private equity investments and strategic relationships. He has held various Investment Banking and Private Equity roles at Blackstone Group and Citigroup. Mr. Kovacs has and continues to lecture at many of the leading investment banks, private equity firms, sovereign wealth funds, and government agencies, including: the Securities & Exchange Commission, New York City Controller Office, Abu Dhabi Investment Authority, JP Morgan Chase, Barclays, Citigroup, RBC, RBS, Lazard, Morgan Stanley, and Deutsche Bank. Mr. Kovacs has a bachelor's degree with a double major in Economics, and Finance with a concentration in Biochemistry, and a minor in Accounting and Political Science, from the City University of New York (CUNY).

Mr. Kovacs completed all University course requirements in two years and graduated at 18 years of age. He also attended Columbia University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

START SCIENTIFIC, INC.

Date: June 25, 2014	By: /s/ Norris R. Harris____
Norris R. Harris
Chief Executive Officer